Exhibit 99.1

Q&As – RETIREMENT PLAN FREEZE

Q-1.	What is happening with the retirement program?

A.	We are freezing the Retirement Plan as of December 31, 2012, and providing more benefits under the 401(k) Plan beginning January 1, 2013.

Q-2.	What does it mean to “freeze” the Retirement Plan?

A.	When the Retirement Plan is frozen, you will stop earning additional pension benefits. However, you still will be credited with service for your continued employment with the Bank for purposes of determining your eligibility for early retirement [you are eligible for early retirement if you terminate within 5 years of your normal retirement date with 15 years of service (or, if you were employed on December 1, 1976, 5 years of service)].

Q-3.	Does this mean that the Bank is terminating the Retirement Plan?

A.	No, a freeze is NOT the same as a Plan termination. The Retirement Plan will continue in operation to pay benefits when you retire, and will continue to be insured by the Federal Pension Benefit Guaranty Corporation.

Q-4.	Why is Rockville Bank making changes to the Retirement Plan?

A.	Rockville Bank carried the current pension plan far longer than it could afford. Interest rates have dropped to historic lows which have led to dramatic increases in the expense and liability of our current pension plan. And the financial outlook is that interest rates will drop even further, creating more financial strain on the Bank’s ability to maintain this level of pension funding. In fact, the annual cost of Rockville Bank’s pension plan has tripled from $700,000 in 2006 to $2.1 million in 2013.

Q-5.	Will I lose any of my benefits under the Plan?

A.	No, you will not lose any of the benefits to which you are entitled under the Retirement Plan as of December 31, 2012.

Q-6.	Will my accrued pension benefit be reduced or changed in any way?

A.	No.

Q-7.	Since the Plan is frozen, can I take a distribution of my benefit?

A.	No, participants are not permitted to begin benefit payments until they actually terminate their employment with the Bank.

Q-8.	When will I know the amount of my Retirement Plan benefit?

A.	We will prepare Retirement Plan benefit statements for all participants after we have collected and processed the necessary data through the freeze date. These statements will show your accrued benefit. We expect to distribute these statements by the end of the 2nd Quarter of 2013.

Q-9.	What is my accrued benefit under the Retirement Plan?

A.	Your accrued benefit is the benefit that you have earned under the Plan, expressed in the form of a monthly benefit payment commencing on the first day of the month coinciding with or next following your Normal Retirement Date in the form of a life annuity. Once you have accrued a benefit, that amount does not change. You can never lose any benefit that you have accrued under the Retirement Plan.

Q-10.	What are the additional benefits being provided under the 401(k) Plan?

A.	The Bank intends to provide each eligible Participant with a transition contribution under the 401(k) Plan over the next five years, beginning in 2013 and ending in 2017. The contribution will be equal to 3% of your compensation as determined under the 401(k) Plan, and will be made in addition to the existing 3% safe harbor contribution. In addition, to the extent you choose to make Elective Contributions to the 401(k) plan and are employed on the last day of the Plan Year (or complete more than 500 hours of service during the Plan Year) then you will be eligible to receive any employer matching contributions that are made under the 401(k) Plan.

Q-11.	Wasn’t the Retirement Plan frozen earlier?

A.	Participation in the Plan was closed effective January 1, 2005 with respect to any employee who was not employed on January 1, 2005 and who did not become a participant before January 1, 2006; this is sometimes referred to as a “soft freeze.”

Q-12.	What do I need to do?

A.	The changes related to Rockville Bank’s retirement plans happen automatically - you do not need to take any action. The 3% transition credit will be automatically deposited into your 401(k) account. If you are contributing less than 6% of pay to the 401(k) plan, however, you should consider increasing your pre-tax contribution to at least 6% to receive the full employer match.

Rockville Bank currently matches 50% on the first 6% of pay you contribute to the 401(k) plan. Please note that the matching contribution is discretionary, and the matching percentage is determined each year by the Bank. Although the matching contribution has been 50% on the first 6% of pay contributed to the 401(k) plan for several years, the Bank has discretion to increase or decrease its matching contribution.

Q-13.	Is additional assistance available regarding these changes?

A.	Yes, in November the Bank and Hooker & Holcombe, our retirement benefits administrator, will hold a meeting to provide additional assistance with understanding the changes to the Retirement Plan and 401(k) Plan and their impact on your retirement savings. In addition, if you wish to participate, Hooker & Holcombe will provide you with individual retirement planning assistance. The retirement planning meetings will take place next year after the Retirement Plan benefit statements have been prepared.

In the meantime, if you have additional questions, please feel free to contact Rick Trachimowicz at ext. 3618 or Anne McConnell at ext. 3624 in Rockville Bank’s Human Capital Department

You may view your account balances by logging on to www.PensionEdge.com. You may also reach a Hooker & Holcombe Service Center Representative Monday through Friday from 8:30 AM to 4:30 PM ET by calling 1-800-457-1245 or via email to service.center@hhconsultants.com.